UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

February 14, 2006
(Date of Report - Date of earliest event reported)

KERR-McGEE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-16619	73-1612389
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

123 Robert S. Kerr Avenue
Oklahoma City, Oklahoma	73102
(Address of principal executive offices)	(Zip Code)

(405) 270-1313
(Registrant's telephone number)

Item 2.02	Results of Operations and Financial Condition

As part of Kerr-McGee’s continuing review of fourth-quarter results (included in its preliminary earnings release dated January 25, 2006), the Company determined that natural gas basis differentials for its Southern region were greater than previously estimated and that the ineffectiveness on crude oil derivatives increased due to wider basis differentials. Consequently, the Company is updating its preliminary results to reflect that revenues were reduced by $46.2 million, to $1,718.1 million and $5,870.6 million for the fourth-quarter and full-year 2005, respectively. Associated production taxes also have been reduced by $1.4 million, resulting in total taxes other than income taxes of $60.3 million and $201.7 million for the fourth-quarter and full-year 2005, respectively. After taking into account the associated reduction in income tax expense of $15.7 million, the impact of these updates reduces income from continuing operations by $29.1 million to $376.4 million and $946.4 million for the fourth-quarter and full-year 2005, respectively.
Approximately 35% of the Company’s Southern region production is operated by others. Due to timing of actual receipts, the Company accrues estimated revenues based on historical basis differentials or the difference between the spot price at a specific natural gas delivery location (such as Henry Hub) and the price of the nearest delivery month NYMEX futures contract. Historically, basis differentials in the Company’s Southern region have approximated $.70 per million British thermal unit (mmbtu) below the quoted nearest delivery month NYMEX price which correlated with the Henry Hub price for physical delivery. When forming its estimates of average realized prices for fourth-quarter natural gas sales, the Company had already increased its estimate of basis differentials to approximately $2.50 per mmbtu for the fourth quarter due to changing market conditions.
Following hurricanes Katrina and Rita, industry-wide natural gas production from the Gulf of Mexico and gulf coast areas was significantly curtailed. The Company believes that increased speculative trading activities of NYMEX natural gas futures during the fourth quarter resulted in NYMEX prices increasing to a higher level than the Henry Hub price for physical deliveries. The disconnect between NYMEX and Henry Hub prices further expanded the basis differentials actually realized by the Company during the fourth quarter in its Southern region to approximately $4.00 per mmbtu.
Since year-end 2005, NYMEX prices have declined and the difference between the NYMEX price and the Henry Hub spot price has been substantially mitigated. While this has caused basis differentials to narrow relative to the fourth-quarter levels, price differentials to the NYMEX natural gas futures price remain wider than normal. The Company expects that basis differentials will continue to be volatile and, therefore, we will provide information on basis differentials during our regular monthly interim and quarterly conference calls.
The Company has updated its Preliminary Historical Financial and Operating Information and Preliminary Reconciliation of Reported to Adjusted Income from Continuing Operations included under the investor relations section of its website (www.kerr-mcgee.com) to reflect the impact of the items, discussed above, on fourth-quarter and year-to-date results. Any financial information released prior to filing the Company's annual report on Form 10-K is considered preliminary and may change due to circumstances in existence at Dec. 31, 2005 that may not be known at the time the preliminary information is released.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KERR-MCGEE CORPORATION

	By:	(John M. Rauh)
John M. Rauh
Vice President and Controller

Dated: February 14, 2006